UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: May 24, 2007
(Date of earliest event reported)
LOUD TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Washington (State of incorporation)	0-26524 (Commission File Number)	91-1432133 (IRS Employer Identification No.)
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072
(Address of principal executive offices, including zip code)
(425) 487-4333
(Registrant’s telephone number, including area code)
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 24, 2007, LOUD Technologies Inc., (“Loud”) amended its financing agreement dated March 30, 2007 by and among Loud and Grace Acquisition Co Limited, as borrowers, the subsidiaries of the Parent listed on the signature pages thereto, the lenders from time to time party thereto, Ableco Finance LLC, as collateral agent for the lenders, and GMAC Commercial Finance LLC, as administrative agent for the lenders (the “Financing Agreement”). The lenders include, but are not limited to, Loud’s controlling stockholder. A copy of the Amendment No. 1 to Financing Agreement is attached as an exhibit to this current report on Form 8-K.
     Loud entered into the Financing Agreement with the lenders to refinance the principal balances owing under its senior credit facility for up to $112 million in the form of a senior secured revolver and term loans. On May 24, 2007, the parties to the Financing Agreement entered into Amendment No. 1 to Financing Agreement (the “Amendment”) to modify certain definitions used in the Financing Agreement. The Amendment modifies the definition of “TTM [trailing twelve month] EBITDA” and “Fixed Charge Coverage Ratio” to change the calculations pursuant to these terms, as well as other terms used in the Financing Agreement. The Company agreed to pay the lenders an amendment fee of $75,000.
Item 9.01 Financial Statements and Exhibits.

Exhibits	Description
10.1	Amendment No. 1 to Financing Agreement by and among LOUD Technologies Inc., Grace Acquisition Co Limited, as the borrowers, each subsidiary of the Parent listed on the signature pages thereto, the lenders from time to time party thereto, Ableco Finance LLC, as collateral agent for the lenders, and GMAC Commercial Finance LLC, as administrative agent for the lenders, dated as of May 24, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 24, 2007

LOUD Technologies Inc.
By:	/s/ James T. Engen
James T. Engen
Chairman, President and Chief Executive Officer